Exhibit 10.3

Master Services Agreement

This Master Services Agreement (this "Agreement"), dated as of April 21, 2025, with an effective date of June 1, 2025 (the "Effective Date"), is by and between HG Holdings, Inc., a Delaware corporation, with offices located at 2115 East 7th Street, Suite 101, Charlotte, North Carolina 28204 ("Service Provider") and HP Risk Solutions, LLC, a Florida limited liability company, with offices located at 6265 Old Water Oak Road, Unit 204, Tallahassee, Florida 32312 ("Customer" and together with Service Provider, the "Parties", and each a "Party").

WHEREAS, Service Provider has the capability and capacity to provide certain managerial and operational services; and

WHEREAS, Customer desires to retain Service Provider to provide the said services, and Service Provider is willing to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Service Provider and Customer agree as follows:

1.    Services. Service Provider shall provide to Customer the services (the "Services") set out in one or more statements of work to be issued by Customer and accepted by Service Provider (each, a "Statement of Work"). The initial accepted Statement of Work is attached hereto as Exhibit A. Additional Statements of Work shall be deemed issued and accepted only if signed by the Parties.

2.    Service Provider Obligations. Service Provider shall:

2.1    Designate employees that it determines, in its sole discretion, to be capable of filling the following positions:

(a)    A primary contact to act as its authorized representative with respect to all matters pertaining to this Agreement (the "Service Provider Contract Manager").

(b)    A number of employees that it deems sufficient to perform the Services set out in each Statement of Work, (collectively, with the Service Provider Contract Manager, "Provider Representatives").

2.2    Make no changes in Provider Representatives except:

(a)    Following notice to Customer.

(b)    Upon the resignation, termination, death, or disability of an existing Provider Representative.

3.    Customer Obligations. Customer shall:

3.1    Designate one of its employees to serve as its primary contact with respect to this Agreement and to act as its authorized representative with respect to matters pertaining to this Agreement (the "Customer Contract Manager"), with such designation to remain in force unless and until a successor Customer Contract Manager is appointed.

3.2    Require that the Customer Contract Manager respond promptly to any reasonable requests from Service Provider for instructions, information, or approvals required by Service Provider to provide the Services.

3.3    Cooperate with Service Provider in its performance of the Services and provide access to Customer's premises, employees, contractors, and equipment as required to enable Service Provider to provide the Services.

3.4    Take all steps necessary, including obtaining any required licenses or consents, to prevent Customer-caused delays in Service Provider's provision of the Services.

4.    Fees and Expenses.

4.1    In consideration of the provision of the Services by the Service Provider and the rights granted to Customer under this Agreement, Customer shall pay the fees set out in the Statement of Work. Payment to Service Provider of such fees and the reimbursement of expenses pursuant to this Section 4 shall constitute payment in full for the performance of the Services.

4.2    Customer shall be responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental entity on any amounts payable by Customer hereunder; and to the extent Service Provider is required to pay any such sales, use, excise, or other taxes or other duties or charges, Customer shall reimburse Service Provider in connection with its payment of fees and expenses as set forth in this Section 4. Notwithstanding the previous sentence, in no event shall Customer pay or be responsible for any taxes imposed on, or with respect to, Service Provider's income, revenues, gross receipts, personnel, or real or personal property, or other assets.

5.    Limited Warranty and Limitation of Liability.

5.1    Service Provider warrants that it shall perform the Services:

(a)    In accordance with the terms and subject to the conditions set out in the respective Statement of Work and this Agreement.

(b)    Using personnel of commercially reasonable/industry standard/required skill, experience, and qualifications.

(c)    In a timely, workmanlike, and professional manner in accordance with generally recognized industry standards for similar services.

5.2    Service Provider's sole and exclusive liability and Customer's sole and exclusive remedy for breach of this warranty shall be as follows:

(a)    Service Provider shall use reasonable commercial efforts to promptly cure any such breach; provided, that if Service Provider cannot cure such breach within a reasonable time (but no more than 30 days) after Customer's written notice of such breach, Customer may, at its option, terminate the Agreement by serving written notice of termination in accordance with Section 8.2.

(b)    In the event the Agreement is terminated pursuant to Section 5.2(a) above, Service Provider shall within 30 days after the effective date of termination, refund to Customer any fees paid by the Customer as of the date of termination for the Services or Deliverables (as defined in Section 6 below), less a deduction equal to the fees for receipt or use of such Deliverables or Services up to and including the date of termination on a pro-rated basis.

(c)    The foregoing remedy shall not be available unless Customer provides written notice of such breach within 30 days after delivery/acceptance of such Services or Deliverables to Customer.

5.3    SERVICE PROVIDER MAKES NO WARRANTIES EXCEPT FOR THAT PROVIDED IN SECTION 5.1, ABOVE. ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

6.    Intellectual Property. All intellectual property rights, including copyrights, patents, patent disclosures, and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how, and other confidential information, trade dress, trade names, logos, corporate names, and domain names, together with all of the goodwill associated therewith, derivative works, and all other rights (collectively, "Intellectual Property Rights") in and to all documents, work product, and other materials that are delivered to Customer under this Agreement or prepared by or on behalf of the Service Provider in the course of performing the Services (collectively, the "Deliverables") except for any Confidential Information of Customer or customer materials shall be owned by Service Provider. Service Provider hereby grants Customer a license to use all Intellectual Property Rights in the Deliverables free of additional charge and on a non-exclusive, non-transferable, non-sublicenseable, fully paid-up, royalty-free, and perpetual basis to the extent necessary to enable Customer to make reasonable use of the Deliverables and the Services.

7.    Confidentiality. From time to time during the Term of this Agreement, either Party (as the "Disclosing Party") may disclose or make available to the other Party (as the "Receiving Party"), non-public, proprietary, and confidential information of Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as "confidential," or if disclosed orally, is identified as confidential when disclosed and within 30 days thereafter, is summarized in writing and confirmed as confidential ("Confidential Information"); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Receiving Party's breach of this Section 7; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was in Receiving Party's possession prior to Disclosing Party's disclosure hereunder; or (d) was or is independently developed by Receiving Party without using any Confidential Information. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would use to protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person or entity, except to the Receiving Party's Group who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

If the Receiving Party is required by applicable law or legal process to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify Disclosing Party of such requirements to afford Disclosing Party the opportunity to seek, at Disclosing Party's sole cost and expense, a protective order or other remedy. For purposes of this Section 7 and Section 8.4 only, Receiving Party's Group shall mean the Receiving Party's affiliates and its or their employees, officers, directors, shareholders, partners, members, managers, agents, independent contractors, service providers, sublicensees, subcontractors, attorneys, accountants, and financial advisors.

8.    Term, Termination, and Survival.

8.1    This Agreement shall commence as of the Effective Date and shall continue thereafter until the completion of the Services under all Statements of Work, unless sooner terminated pursuant to Section 8.2 or Section 8.3.

8.2    Either Party may terminate this Agreement, effective upon written notice to the other Party (the "Defaulting Party"), if the Defaulting Party:

(a)    Materially breaches this Agreement, and the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach, or such material breach is incapable of cure.

(b)    Becomes insolvent or admits its inability to pay its debts generally as they become due.

(c)    Becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven business days or is not dismissed or vacated within 45 business days after filing.

(d)    Is dissolved or liquidated or takes any corporate action for such purpose.

(e)    Makes a general assignment for the benefit of creditors.

(f)    Has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

8.3    Notwithstanding anything to the contrary in Section 8.2(a), Service Provider may terminate this Agreement before the expiration date of the Term on written notice if Customer fails to pay any amount when due hereunder: (a) and such failure continues for 30 days after Customer's receipt of written notice of nonpayment; or (b) more than one time in any one month period.

8.4    The rights and obligations of the Parties set forth in this Section 8.4 and in Section and any right or obligation of the Parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement, and with respect to Confidential Information that constitutes a trade secret under applicable law, the rights and obligations set forth in Section 7 hereof will survive such termination or expiration of this Agreement until, if ever, such Confidential Information loses its trade secret protection other than due to an act or omission of the Receiving Party or the Receiving Party's Group.

9.    Limitation of Liability.

9.1    IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE TO CUSTOMER OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SERVICE PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

9.2    IN NO EVENT SHALL SERVICE PROVIDER'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE TO SERVICE PROVIDER.

10.    Entire Agreement. This Agreement, including and together with any related Statements of Work, exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

11.    Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a "Notice", and with the correlative meaning "Notify") must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all Notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section 11.

Notice to Customer:	HP Risk Solutions, LLC 6265 Old Water Oak Road, Unit 204 Tallahassee, Florida 32312
Attention: Matt Walters

Notice to Service Provider:	HG Holdings, Inc. 2115 E. 7th Street, Suite 101 Charlotte, North Carolina 28204
Attention: Steven A. Hale II

12.    Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction; provided, however, that if any fundamental term or provision of this Agreement is invalid, illegal, or unenforceable, the remainder of this Agreement shall be unenforceable.

13.    Amendments. No amendment to or modification of or rescission, termination, or discharge of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

14.    Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

15.    Assignment. Customer shall not assign, transfer, delegate, or subcontract any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Service Provider. Any purported assignment or delegation in violation of this Section 16 shall be null and void. No assignment or delegation shall relieve the Customer of any of its obligations under this Agreement.

16.    Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

17.    Relationship of the Parties. The relationship between the Parties is that of independent contractors. The details of the method and manner for performance of the Services by Service Provider shall be under its own control, Customer being interested only in the results thereof. The Service Provider shall be solely responsible for supervising, controlling and directing the details and manner of the completion of the Services. Nothing in this Agreement shall give the Customer the right to instruct, supervise, control, or direct the details and manner of the completion of the Services. The Services must meet the Customer's final approval and shall be subject to the Customer's general right of inspection throughout the performance of the Services and to secure satisfactory final completion. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

18.    No Third-Party Beneficiaries. Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

19.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.    Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 11, a signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21.    Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Customer to make payments to Service Provider hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party's ("Impacted Party") control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

HP RISK SOLUTIONS, LLC
By: /s/ William Bennett Carter, Jr. Name: William Bennett Carter, Jr. Title: General Counsel and Corporate Secretary

HG HOLDINGS, INC.
By: /s/ Steven A. Hale II Name: Steven A. Hale II Title: Chairman and CEO

EXHIBITS

EXHIBIT A

INITIAL STATEMENT OF WORK

Statement of Work

This Statement of Work ("SOW"), adopts and incorporates by reference the terms and conditions of the master agreement ("Master Agreement"), which was entered into on April 21, 2025, between HG Holdings, Inc., a Delaware corporation, with offices located at 2115 East 7th Street, Suite 101, Charlotte, North Carolina 28204 ("Service Provider") and HP Risk Solutions, LLC, a Florida limited liability company, with offices located at 6265 Old Water Oak Road, Unit 204, Tallahassee, Florida 32312 ("Customer," and together with Service Provider, the "Parties," and each, a "Party"), as it may be amended from time to time. This SOW is effective beginning on June 1, 2025 and will remain in effect until May 31, 2028, unless earlier terminated in accordance with the Master Agreement. Transactions performed under this SOW will be conducted in accordance with and be subject to the terms and conditions of this SOW and the Master Agreement. Capitalized terms used but not defined in this SOW shall have the meanings set out in the Master Agreement.

1.    Scope of Work. For Service Provider to provide managerial and operational oversight to include, but not be limited to:

●	Reinsurance Brokerage Services
●	Review and improvement of financial goals;
●	Compliance with legal and regulatory mandates;
●	Maintenance of an ethical business environment;
●	Investment and asset manager compliance;
●	Cash and equity management;
●	Corporate tax management;
●	Personnel management;
●	Related party transaction oversight;
●	Tax preparation administration;
●	Strategic capital modeling;
●	Review of potential acquisitions and transactions involving affiliates and third parties, including but not limited to, renewal rights deals, loss portfolio transfers or entity acquisitions;
●	Execution of (or provision for the execution of) all general corporate legal matters; and
●	Provisions of internal control management services.

2.    Pricing. All costs listed below are based on the scope and assumptions included in this SOW. Annual amounts detailed below shall be paid pro rata monthly in arrears (i.e. first payment due 7/1/2025) upon the start of the Term.

Year	Price
6/1/25 – 5/31/26	$6,000,000 in 12 monthly installments of $500,000
6/1/26 – 5/31/27	$6,000,000 in 12 monthly installments of $500,000
6/1/27 - 5/31/28	$6,000,000 in 12 monthly installments of $500,000
Total:	$18,000,000

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this SOW as of the date first above written.

HP RISK SOLUTIONS, LLC
By: /s/ William Bennett Carter, Jr. Name: William Bennett Carter, Jr. Title: General Counsel and Corporate Secretary

HG HOLDINGS, INC.
By: /s/ Steven A. Hale II Name: Steven A. Hale II Title: Chairman and CEO